EXHIBIT (j)(2)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Post-Effective Amendment No. 38 to Registration Statement No. 2-81915 on Form N-1A of our report dated February 16, 2007, relating to the financial statements and financial highlights of The Wright Managed Income Trust (the "Trust"), including Wright Total Return Bond Fund, and Wright Current Income Fund appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
-------------------------
DELOITTE & TOUCHE LLP

April 30, 2007
Boston, Massachusetts
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